Exhibit 99.1

Serina Therapeutics Receives Second $5 Million Tranche to Strengthen Cash Position Ahead of Phase 1 Clinical Trial in Advanced Parkinson's Disease Patients

HUNTSVILLE, February 3, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company, today announced the successful closing of the second $5 million tranche of its previously announced $10 million equity financing with strategic shareholder JuvVentures (UK) Limited. The transaction provides Serina with funding to continue advancing SER-252 (POZ-apomorphine), enabled by its proprietary POZ Platform™ drug optimization technology, into a Phase 1 clinical trial in advanced Parkinson's disease patients in the second half of 2025. The closing represented the second tranche of the $10 million total financing announced on December 2, 2024.

The financing reinforces Serina’s ability to advance SER-252 into first-in-human studies. At closing, Serina issued 500,000 shares of common stock at $10 per share, representing a 113% premium to the closing price on January 31, 2025. Additionally, Serina issued warrants to JuvVentures for up to 755,728 shares of common stock at an exercise price of $18.00 per share.

“This financing strengthens our cash position as we advance SER-252 into the clinic,” said Steve Ledger CEO of Serina Therapeutics. “With a differentiated approach to continuous dopaminergic stimulation and an innovative drug delivery system, we believe SER-252 has the potential to provide meaningful benefits for patients with Advanced Parkinson’s disease. We remain focused on initiating our Phase 1 trial in the second half of this year.”

Serina previously announced the first $5 million tranche of this financing on December 2, 2024. Additional details about the transaction are available in Serina’s Form 8-K filing with the U.S. Securities and Exchange Commission (SEC).
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) and enable greater on time, with reduced off time, in advanced Parkinson’s patients. SER-252 leverages strategic partner Enable Injections’ enFuse™ wearable drug delivery platform to enhance patient comfort and convenience, providing CDS to patients via an easy-to-administer, long-acting subcutaneous injection without skin reactions.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.

About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
For more information, please visit https://serinatherapeutics.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2023, the company’s Current Report on Form 8-K that was filed with the SEC on April 1, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC.
The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.
For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630